Exhibit 99.1

Molson Coors Reports 2021 First Quarter Results

Company Reports Meaningful Progress on Revitalization Plan Despite First Quarter Headwinds

Reaffirms 2021 Guidance as Company Reinvests in the Business to Drive Long-term Revenue and Underlying EBITDA Growth

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--April 29, 2021--Molson Coors Beverage Company (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2021 first quarter.

2021 First Quarter Financial Highlights
  Net Sales Revenue decreased 9.7% reported and 11.1% in constant currency, primarily driven by lower financial volumes [in North America decreased 9.4% and Europe decreased 22.0%] partially offset by net pricing growth.
  Net Sales Revenue per hectoliter increased 1.8%, on a brand volume basis, reflecting the continued premiumization of the portfolio as well as higher net pricing.
  U.S. GAAP Net Income of $84.1 million, $0.39 per share. Non-GAAP EPS of $0.01 decreased $0.34 per share.
  Underlying (Non-GAAP) EBITDA of $280 million decreased 20.2% in constant currency.

CEO and CFO Perspectives

Highlights and Statement from Gavin Hattersley, President and Chief Executive Officer:

Molson Coors achieved tangible progress in the first quarter against its revitalization plan, which is designed to: build on the strength of the Company’s iconic core brands; aggressively grow its above premium portfolio; expand beyond the beer aisle; invest in its capabilities and support its people and communities.

This progress serves to advance the Company’s goal of achieving long-term sustainable top-line and underlying EBITDA growth. However, in the first quarter of 2021, the Company faced three major events that had material near-term impacts on the business: a system outage caused by a cybersecurity incident, an abnormal winter storm in Texas that forced utility companies to shut off power to the Fort Worth brewery for eleven days, and government restrictions that shut down the entire on-trade channel in the U.K.

“Despite these three unprecedented and disruptive events that took place in the quarter, we continued to make progress against our revitalization plan focused on driving long-term top-line growth.

"Our iconic core of beers continue to gain strength. For example, in the U.S., Coors Light finished the first quarter of 2021 with the strongest category share performance since the first quarter of 2017, and Coors Banquet posted its best quarterly brand volume performance in over four years.

"We saw tangible progress on our path to growing our above premium portfolio. Net sales revenue per hectoliter in our largest market, the U.S., was up 4.1%, as we took substantial steps toward our hard seltzer ambition, driven by the launch of Topo Chico Hard Seltzer. Vizzy and Coors Seltzer are top-five hard seltzers with some of Canada’s leading retailers, and we have launched the Three Fold hard seltzer brand in the U.K. and are launching the Wai brand in Central and Eastern Europe in the coming weeks. Blue Moon LightSky also became the top volume share gainer in U.S. craft.

"ZOA Energy Drink has secured a strong retail presence and will begin hitting shelves later in the second quarter of 2021 as we approach Memorial Day, adding real muscle to our beyond beer portfolio.

"And we continued advancing towards our sustainability goals, becoming the first major U.K. brewer to operate entirely by renewable energy. The U.K. also eliminated plastic rings from all of our major packs.”

Statement from Tracey Joubert, Chief Financial Officer:

"We are proud of our operational agility and resilience as we adeptly managed through some unprecedented challenges during the quarter while still continuing to execute on our revitalization plan. While uncertainty due to on-premise restrictions remains, we are making progress under the revitalization plan, and we continue to anticipate 2021 to be a year of both top-line growth and investment for the company. As such, we are reaffirming our guidance for the year.

"We entered 2021 with a healthier balance sheet and significantly improved financial flexibility, underlying our commitment to maintaining, and ultimately upgrading, our investment grade rating. In 2021, we remain focused on reducing debt, investing in our business and returning cash to shareholders. At present, we continue to expect that the board will be in a position to reinstate a dividend in the second half of 2021."

Consolidated Performance - First Quarter 2021
	Three Months Ended
($ in millions, except per share data) (Unaudited)	March 31, 2021	March 31, 2020	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$1,898.4	$2,102.8	(9.7)%	$29.5	(11.1)%
U.S. GAAP Net income (loss)(1)	$84.1	$(117.0)	N/M
Per diluted share	$0.39	$(0.54)	N/M
Underlying Net income (loss)(2)	$1.6	$77.0	(97.9)%
Per diluted share	$0.01	$0.35	(97.1)%
Underlying EBITDA(2)	$280.0	$352.2	(20.5)%	$(1.1)	(20.2)%
N/M = Not meaningful
(1)	Net income (loss) attributable to MCBC.
(2)	Represents net income (loss) and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency
Net Sales Drivers
	Three Months Ended March 31, 2021
	Reported
Percent change versus comparable prior year period	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(12.0)%	0.9%	1.4%	(9.7)%	1.8%	(9.1)%
North America	(9.4)%	3.1%	0.8%	(5.5)%	2.4%	(6.7)%
Europe	(22.0)%	(17.5)%	4.6%	(34.9)%	(10.4)%	(17.0)%
(1)

Our net sales per hectoliter performance discussions are reflected on a brand volume ("BV") basis, reflecting owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

Quarterly Highlights (versus First Quarter 2020 Results)
  Revenue: Net sales decreased 9.7% on a reported basis, and 11.1% in constant currency driven by financial volume declines of 12.0% and negative channel and geographic mix as a result of the greater impact of the on-premise restrictions in the current year, particularly in the U.K. and Canada. These factors were partially offset by higher net pricing in North America and Europe, positive U.S. brand mix as well as cycling prior year estimated keg sales returns and reimbursements of $31.5 million related to the on-premise impacts resulting from the coronavirus pandemic. Financial volume declines were driven by brand volume declines of 9.1% in the quarter impacted by the coronavirus on-premise restrictions as well as cycling the prior year March pantry loading, unfavorable shipment timing in U.S. attributed to the March cybersecurity incident, the winter storms in Texas that impacted our Fort Worth Brewery and lower contract volumes, partially offset by downtime associated with the Milwaukee tragedy in the prior year.
  Cost of goods sold (COGS) per hectoliter: decreased 10.3% on a reported basis primarily driven by changes to our unrealized mark-to-market commodity positions, cycling prior year inventory obsolescence reserves and costs to facilitate the sales returns resulting from the coronavirus pandemic, as well as additional cost savings achieved in the quarter. These factors were partially offset by cost inflation, including higher transportation costs, and volume deleverage. Underlying COGS per hectoliter: increased 5.6% in constant currency primarily driven by cost inflation, including higher transportation costs, and volume deleverage, partially offset by cost savings.
  Marketing, general & administrative (MG&A): decreased 13.8% on a reported basis. Underlying MG&A: decreased 15.9% in constant currency as a result of lower marketing spend in areas impacted by the pandemic such as sports and live entertainment events and targeted general & administrative cost savings as on-premise restrictions remained, partially offset by increased marketing spend on innovation brands.
  U.S. GAAP pretax income: $126.3 million of income compared to a loss of $158.7 million in the prior year driven by an approximate $221 million year-over-year variance resulting from unrealized mark-to-market changes on our commodity positions, reductions in MG&A, lower special charges of approximately $76 million, as well as cycling prior year estimated keg sales returns and finished goods obsolescence reserves and related costs of $50 million resulting from the on-premise impacts of the coronavirus pandemic. These factors were partially offset by the impact of lower brand and financial volumes described above.
  Underlying EBITDA: decreased 20.2% in constant currency, driven by lower financial volume, negative channel and geographic mix related to the greater on-premise restrictions in the current year and increased underlying COGS per hectoliter described above, partially offset by lower MG&A costs and pricing growth in North America and Europe. The prior year estimated keg sales returns and reimbursements, finished goods obsolescence reserves and related costs of $50 million resulting from the on-premise impacts of the coronavirus pandemic were excluded as non-GAAP adjustments for underlying results.
  U.S. GAAP cash from operations: net cash used in operating activities was $190.9 million for the first quarter of 2021 compared to $18.1 million in the prior year. This increase in cash used was primarily driven by unfavorable timing of working capital. Notably, working capital has been impacted by the timing of payments related to lower volume, prior year non-income tax deferrals due to governmental relief programs related to the coronavirus pandemic and incentive payments.
  Underlying free cash flow: cash use of $270.8 million for the first quarter of 2021, which represents an increase in cash used of $54.2 million from the prior year, primarily due to unfavorable timing of working capital, as discussed above, partially offset by lower cash paid for capital expenditures.
  Debt: Total debt at the end of the first quarter of 2021 was $8.2 billion, and cash and cash equivalents totaled $532.7 million, resulting in net debt of $7.7 billion.

Quarterly Segment Highlights (versus First Quarter 2020 Results)

North America Business

  Revenue: Net sales on a reported basis, decreased 5.5% and 6.3% in constant currency due to financial volume declines of 9.4%, reflecting lower brand volume and unfavorable shipment timing in the U.S. attributed to the March cybersecurity incident and February Fort Worth, Texas brewery shutdown due to a winter storm, partially offset by cycling brewery downtime associated with the Milwaukee tragedy in the prior year. North America brand volumes decreased 6.7% due to the greater impact of the on-premise restrictions in the current quarter, one less trading day versus the prior year and cycling March pantry loading in the prior year. In the U.S., brand volumes decreased 7.3% compared to domestic shipment declines of 9.5% driven by the Economy and Premium segments as U.S. Above Premium brand volume grew versus prior year. Canada brand volume declined 10.8% in the quarter primarily due to the greater impact of the on-premise closures in the current quarter, while Latin America brand volume grew 10.8%.

  Net sales per hectoliter on a brand volume basis increased 2.4% in constant currency driven by net pricing increases in the U.S. and Canada, positive brand mix in the U.S. and cycling prior year estimated keg sales returns and reimbursements related to the on-premise impacts of the coronavirus pandemic, partially offset by negative channel and package mix in Canada attributed to the shift of volume from on-premise to off-premise, as well as negative geographic mix attributed to growing license volume in Latin America. In the U.S., net sales per hectoliter on a brand volume basis increased 4.1% including the positive brand mix led by innovation brands Vizzy, Topo Chico Hard Seltzer and ZOA. However, financial volume declines more than offset the rate favorability resulting in a 5.8% decrease in net sales revenue. In Canada, negative mix more than offset the net pricing increases, while Latin America net sales per hectoliter on a brand volume basis increased due to positive sales mix.
  U.S. GAAP pretax income: increased 89.2% on a reported basis due to lower special charges, lower MG&A expense, cycling the prior year recognition of estimated keg sales returns and finished goods obsolescence reserves and related costs resulting from the on-premise impacts of the coronavirus pandemic, net pricing increases in the U.S. and Canada, cost savings in COGS, and favorable brand mix in the U.S., partially offset by lower financial volume and inflation, including higher transportation and packaging materials costs, within COGS. The lower MG&A expense was driven by lower marketing spend in areas impacted by the coronavirus pandemic, such as sports and live entertainment events, as well as cost savings related to the revitalization plan, partially offset by increased marketing investment on innovation brands such as Coors Seltzer, Vizzy and Blue Moon LightSky and higher media spend behind Coors Light and Miller Lite.
  Underlying EBITDA: decreased 13.3% in constant currency due to the same factors as U.S. GAAP pretax income results with the exception of the lower special charges and the prior year estimated keg sales returns and reimbursements, finished goods obsolescence reserves and costs resulting from the on-premise impacts of the coronavirus impacts of $30.8 million in the aggregate, which were excluded as non-GAAP adjustments for underlying results.

Europe Business

  Revenue: Net sales on a reported basis, decreased 34.9% and 39.5% in constant currency due to lower volumes and lower net sales per hectoliter, primarily as a result of the greater impacts of the coronavirus pandemic in the current quarter. Net sales per hectoliter on a brand volume basis declined 10.4% driven by unfavorable geographic, channel and brand mix, particularly from our higher margin U.K. business, which has a more significant exposure to the on-premise channel and was closed the whole first quarter of 2021, partially offset by cycling prior year estimated keg sales returns and reimbursements related to on-premise impacts of the coronavirus pandemic and positive pricing. Financial volume decreased 22.0% and brand volumes decreased 17.0%, driven by a significant decline in brand volumes in the U.K. related to the full closure of the on-premise channel during the first quarter of 2021.
  U.S. GAAP pretax loss: a reported loss of $89.4 million compared to a loss of $76.8 million in the prior year was due to lower gross profit as a result of the impacts of the coronavirus pandemic as well as unfavorable foreign currency movements, partially offset by cycling the prior year recognition of estimated keg sales returns and finished goods obsolescence reserves and related costs resulting from the on-premise impacts of the coronavirus pandemic, lower MG&A expense driven by cost mitigation actions and lower special charges related to the revitalization plan.
  Underlying EBITDA: loss of $38.0 million compared to a loss of $4.1 million in the prior year driven by gross profit impacts of volume declines and unfavorable geographic and channel mix as a result of the coronavirus pandemic, partially offset by lower MG&A expense.

Other Results
Effective Income Tax Rates
	Three Months Ended
	March 31, 2021	March 31, 2020
U.S. GAAP effective tax rate	35%	27%
Underlying effective tax rate	103%	2%
  The increase in our first quarter U.S. GAAP effective tax rate was primarily driven by net discrete tax expense recognized in the first quarter of 2021 versus net discrete tax benefit in the first quarter of 2020, and jurisdictions with a higher income tax rate had proportionally higher pretax income in 2021 compared to the prior year.
  Our first quarter Underlying effective tax rate increased to 103% from 2% primarily driven by net discrete tax expense recognized in the first quarter of 2021 versus net discrete tax benefit recognized in the first quarter of 2020, and lower underlying pretax income in the first quarter of 2021 compared to 2020.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the first quarter of 2021, we recognized net special charges of $10.9 million, primarily driven by asset abandonment charges in our North America and Europe segments as well as restructuring charges related to the revitalization plan.
  Additionally during the first quarter of 2021, we recorded other non-core net benefits of $120.0 million primarily driven by changes in our unrealized mark-to-market positions on commodity hedges.

2021 Outlook

While uncertainty remains regarding the coronavirus pandemic, including the timing and strength of the recovery, we currently expect the following for full year 2021, which we consider a year of investment:

  Net sales revenue: mid-single digit increase on a constant currency basis.
  Underlying EBITDA: approximately flat compared to 2020 on a constant currency basis.
  Deleverage: We intend to maintain our investment grade rating as demonstrated by our continued deleveraging. We expect to achieve a net debt to underlying EBITDA ratio of approximately 3.25x by the end of 2021 and below 3.0x by the end of 2022.
  Underlying depreciation and amortization: approximately $800 million.
  Consolidated net interest expense: approximately $270 million, plus or minus 5%.
  Underlying effective tax rate: in the range of 20% to 23% for 2021.

In addition, our current expectation is that our board of directors will be in a position to reinstate a dividend in the second half of 2021.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all comparative results are for the Company’s first quarter ended March 31, 2021, compared to the first quarter ended March 31, 2020. Some numbers may not sum due to rounding.

2021 First Quarter Conference Call

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2021 first quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on July 27, 2021. The Company will post this release and related financial statements on its website today.

Investor Calendar
Annual General Meeting of Shareholders	May 26, 2021
Reports Q2 2021 Results	July 28, 2021
Reports Q3 2021 Results	October 28, 2021
Reports Q4 2021 Results	February 10, 2022

Overview of Molson Coors

For more than two centuries Molson Coors has been brewing beverages that unite people to celebrate all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Coors Seltzer, Leinenkugel’s Summer Shandy, Creemore Springs, Hop Valley and more, Molson Coors produces many beloved and iconic beer brands. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: North America, operating in the U.S., Canada and various countries in Latin and South America; and Europe, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. The company’s commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment is reflected in Our Imprint and our 2025 sustainability targets. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "aims," “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated results, cost savings and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2021 Outlook," expectations regarding the impacts of the coronavirus pandemic on our business, impact of the cybersecurity incident, including on revenues and related expenses, future dividends, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan announced in 2019 and the estimated range of related charges and timing of cash charges, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; a breach of our information systems; our reliance on third party service providers and internal and outsourced systems; our ability to implement our strategic initiatives, including executing and realizing cost savings; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; unfavorable legal or regulatory outcomes affecting the business; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Market and Industry Data

The market and industry data used in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Information Resources, Inc. for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

Appendix
Statements of Operations - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data) (Unaudited)	Three Months Ended
	March 31, 2021	March 31, 2020
Financial volume in hectoliters	16.217	18.428
Sales	$2,256.1	$2,537.8
Excise taxes	(357.7)	(435.0)
Net sales	1,898.4	2,102.8
Cost of goods sold	(1,167.4)	(1,479.0)
Gross profit	731.0	623.8
Marketing, general and administrative expenses	(542.9)	(629.7)
Special items, net	(10.9)	(86.6)
Operating income (loss)	177.2	(92.5)
Interest income (expense), net	(65.3)	(68.9)
Other pension and postretirement benefits (costs), net	13.0	7.5
Other income (expense), net	1.4	(4.8)
Income (loss) before income taxes	126.3	(158.7)
Income tax benefit (expense)	(44.3)	43.3
Net income (loss)	82.0	(115.4)
Net (income) loss attributable to noncontrolling interests	2.1	(1.6)
Net income (loss) attributable to MCBC	$84.1	$(117.0)

Basic net income (loss) attributable to MCBC per share:	$0.39	$(0.54)
Diluted net income (loss) attributable to MCBC per share:	$0.39	$(0.54)

Weighted average shares - basic	217.0	216.7
Weighted average shares - diluted	217.4	216.7

Dividends per share	$—	$0.57

Balance Sheets - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, except par value) (Unaudited)	As of
	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$532.7	$770.1
Accounts receivable, net	557.9	558.0
Other receivables, net	159.3	129.1
Inventories, net	746.4	664.3
Other current assets, net	369.6	297.3
Total current assets	2,365.9	2,418.8
Properties, net	4,143.5	4,250.3
Goodwill	6,153.9	6,151.0
Other intangibles, net	13,482.2	13,556.1
Other assets	1,018.1	954.9
Total assets	$27,163.6	$27,331.1
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$2,532.8	$2,889.5
Current portion of long-term debt and short-term borrowings	1,063.5	1,020.1
Total current liabilities	3,596.3	3,909.6
Long-term debt	7,181.2	7,208.2
Pension and postretirement benefits	757.7	763.2
Deferred tax liabilities	2,476.8	2,381.6
Other liabilities	317.6	447.2
Total liabilities	14,329.6	14,709.8
Molson Coors Beverage Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 210.0 shares and 209.8 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.3	102.3
Class B exchangeable shares, no par value (issued and outstanding: 11.1 shares and 11.1 shares, respectively)	417.8	417.8
Paid-in capital	6,947.1	6,937.8
Retained earnings	6,628.3	6,544.2
Accumulated other comprehensive income (loss)	(1,045.4)	(1,167.8)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	12,580.8	12,365.0
Noncontrolling interests	253.2	256.3
Total equity	12,834.0	12,621.3
Total liabilities and equity	$27,163.6	$27,331.1

Cash Flow Statements - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions) (Unaudited)	Three Months Ended
	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$82.0	$(115.4)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	202.3	256.5
Amortization of debt issuance costs and discounts	1.8	2.1
Share-based compensation	8.3	5.9
(Gain) loss on sale or impairment of properties and other assets, net	2.8	(0.2)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(122.6)	103.3
Income tax (benefit) expense	44.3	(43.3)
Income tax (paid) received	(9.1)	(9.2)
Interest expense, excluding interest amortization	64.1	67.6
Interest paid	(86.6)	(90.3)
Change in current assets and liabilities and other	(378.2)	(195.1)
Net cash provided by (used in) operating activities	(190.9)	(18.1)
Cash flows from investing activities:
Additions to properties	(102.5)	(225.1)
Proceeds from sales of properties and other assets	1.1	1.6
Other	16.8	3.5
Net cash provided by (used in) investing activities	(84.6)	(220.0)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	4.5	4.0
Dividends paid	—	(123.4)
Payments on debt and borrowings	(0.9)	(502.9)
Proceeds on debt and borrowings	—	1.0
Net proceeds from (payments on) revolving credit facilities and commercial paper	0.5	1,025.5
Change in overdraft balances and other	40.9	(5.5)
Net cash provided by (used in) financing activities	45.0	398.7
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(230.5)	160.6
Effect of foreign exchange rate changes on cash and cash equivalents	(6.9)	(17.9)
Balance at beginning of year	770.1	523.4
Balance at end of period	$532.7	$666.1

Summarized Segment Results (volume and $ in millions) (Unaudited)

North America	Q1 2021	Q1 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)(2)	13.102	14.456	(9.4)
Net sales(2)	$1,692.0	$1,789.7	(5.5)	$14.8	(6.3)
COGS(2)	(1,113.3)	(1,132.4)	(1.7)
MG&A	(430.4)	(496.6)	(13.3)
Pretax income (loss)	$144.2	$76.2	89.2	$0.2	89.0
Underlying EBITDA	$304.4	$348.7	(12.7)	$2.2	(13.3)

Europe	Q1 2021	Q1 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)(2)	3.122	4.002	(22.0)
Net sales(2)	$206.9	$317.6	(34.9)	$14.7	(39.5)
COGS(2)	(176.1)	(252.0)	(30.1)
MG&A	(112.5)	(133.1)	(15.5)
Pretax income (loss)	$(89.4)	$(76.8)	16.4	$(8.3)	5.6
Underlying EBITDA	$(38.0)	$(4.1)	N/M	$(4.5)	N/M

Unallocated & Eliminations	Q1 2021	Q1 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)	(0.007)	(0.030)	(76.7)
Net Sales	$(0.5)	$(4.5)	(88.9)
COGS(2)	122.0	(94.6)	N/M
Pretax income (loss)	$71.5	$(158.1)	N/M	$2.3	N/M
Underlying EBITDA	$13.6	$7.6	78.9	$1.2	63.2

Consolidated	Q1 2021	Q1 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)	16.217	18.428	(12.0)
Net sales	$1,898.4	$2,102.8	(9.7)	$29.5	(11.1)
COGS	(1,167.4)	(1,479.0)	(21.1)
MG&A	(542.9)	(629.7)	(13.8)
Pretax income (loss)	$126.3	$(158.7)	N/M	$(5.8)	N/M
Underlying EBITDA	$280.0	$352.2	(20.5)	$(1.1)	(20.2)

N/M = Not meaningful
(1)

Financial volume in hectoliters for North America and Europe excludes royalty volume of 0.567 million hectoliters and 0.359 million hectoliters for the three months ended March 31, 2021, respectively, and excludes royalty volume of 0.515 million hectoliters and 0.364 million hectoliters for three months ended March 31, 2020, respectively.

(2)

Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals. The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

Worldwide Brand and Financial Volume
(In millions of hectoliters) (Unaudited)	Three Months Ended
	March 31, 2021	March 31, 2020	Change
Financial Volume	16.217	18.428	(12.0)%
Contract brewing and wholesaler volume	(1.238)	(1.597)	(22.5)%
Royalty volume	0.926	0.879	5.3%
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.343	0.155	121.3%
Total Worldwide Brand Volume	16.248	17.865	(9.1)%

Worldwide Brand Volume by Segment
North America	12.831	13.746	(6.7)%
Europe	3.417	4.119	(17.0)%
Total	16.248	17.865	(9.1)%

Worldwide brand volume (or "brand volume" when discussed by segment) reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS per hectoliter" (COGS adjusted for non-GAAP items divided by reported financial volume), "underlying MG&A," "underlying net income," "underlying income per diluted share," "underlying effective tax rate" and "underlying free cash flow" as well as net sales and pre-tax income in constant currency, among others, which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying depreciation and amortization, underlying effective tax rate and underlying EBITDA are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying EBITDA in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior-period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current-period results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period results.

Reconciliation to Nearest U.S. GAAP Measures
Underlying EBITDA
($ in millions) (Unaudited)	Three Months Ended
	March 31, 2021	March 31, 2020	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$84.1	$(117.0)	N/M
Add: Net income (loss) attributable to noncontrolling interests	(2.1)	1.6	N/M
U.S. GAAP: Net income (loss)	82.0	(115.4)	N/M
Add: Interest expense (income), net	65.3	68.9	(5.2)%
Add: Income tax expense (benefit)	44.3	(43.3)	N/M
Add: Depreciation and amortization	202.3	256.5	(21.1)%
Adjustments included in underlying income(1)	(109.1)	238.5	N/M
Adjustments to arrive at underlying EBITDA(2)	(4.8)	(53.0)	(90.9)%
Underlying EBITDA	$280.0	$352.2	(20.5)%

N/M = Not meaningful
(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.
(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income (loss) attributable to MCBC.

Underlying Free Cash Flow
(In millions) (Unaudited)		Three Months Ended
		March 31, 2021	March 31, 2020
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$(190.9)	$(18.1)
Less:	Additions to properties(1)	(102.5)	(225.1)
Add/Less:	Cash impact of special items(2)	12.4	22.6
Add/Less:	Cash impact of other non-core items(3)	10.2	4.0
Non-GAAP:	Underlying Free Cash Flow	$(270.8)	$(216.6)

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the three months ended March 31, 2021 and March 31, 2020.
(3)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for the cybersecurity incident in North America for the three months ended March 31, 2021.

Reconciliation by Line Item
	Three Months Ended March 31, 2021
(In millions, except per share data) (Unaudited)	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$1,898.4	$(1,167.4)	$(542.9)	$177.2	$1.4	$84.1	$0.39
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	3.6	—	3.6	0.02
Impairments or asset abandonment charges	—	—	—	5.0	—	5.0	0.02
Termination fees and other (gains) losses	—	—	—	2.3	—	2.3	0.01
Non-Core items
Unrealized mark-to-market (gains) losses	—	(121.5)	—	(121.5)	—	(121.5)	(0.56)
Other non-core items	—	—	1.8	1.8	(0.3)	1.5	0.01
Total Special and Other Non-Core items	$—	$(121.5)	$1.8	$(108.8)	$(0.3)	$(109.1)	$(0.50)
Tax effects on special and non-GAAP items	—	—	—	—	—	26.6	0.12
Underlying (Non-GAAP)	$1,898.4	$(1,288.9)	$(541.1)	$68.4	$1.1	$1.6	$0.01

Reconciliation to Underlying EBITDA by Segment
(In millions) (Unaudited)	Three Months Ended March 31, 2021
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$144.2	$(89.4)	$71.5	$126.3
Add/(less):
Cost of goods sold(1)	—	—	(121.5)	(121.5)
Marketing, general & administrative	1.8	—	—	1.8
Special items, net(2)	6.5	4.4	—	10.9
Other income/expense non-core items	(0.3)	—	—	(0.3)
Total Special and other Non-Core items	$8.0	$4.4	$(121.5)	$(109.1)
Underlying pretax income (loss)	$152.2	$(85.0)	$(50.0)	$17.2
Interest expense (income), net	0.3	1.4	63.6	65.3
Depreciation and amortization	154.8	47.5	—	202.3
Adjustments to arrive at underlying EBITDA(3)	(2.9)	(1.9)	—	(4.8)
Underlying EBITDA	$304.4	$(38.0)	$13.6	$280.0

(1)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(2)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended March 31, 2021, includes accelerated depreciation in excess of normal depreciation of $4.8 million. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(3)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

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